                                                               Exhibit 10.1.14

                             TERRA INDUSTRIES, INC.
                           TERRA INTERNATIONAL, INC.

                            INCENTIVE AWARD PROGRAM
                            OFFICER & KEY EXECUTIVE

                                      1994


I.               Purpose of the Plan

                 The purpose of this Incentive Award Program is to motivate officers and key executives of the company toward achievement of planned annual goals and improved results.

II.              Eligibility in the Plan

                 Participation in this Incentive Award Program is limited to officers and key executives of Terra Industries Inc. and Terra International, Inc., where participation is expected to contribute directly to the company's performance and success in accomplishment of its planned goals.

III.             Special Provisions and Considerations

                 All incentive plan years coincide with the company's fiscal year. The incentive award for officers and key executives will be based on goals set at the discretion of the President. The importance of the officer and key executive level financial and business planning goals will be reflected in the weighting of each identified individual goal by a percentage relative to one hundred percent (100%).

                 The President will be responsible for the development of the officer and key executive goals and will reach mutual agreement with each officer and key executive on the full set of incentive goals as soon as possible in the fiscal year. Each officer and key executive must execute a goals document that is approved and signed by the President.

IV.              Funding the Officer and Key Executive Incentive Award Program

                 The funding for the officer and key executive incentive award pool is based on the accomplishment of Terra Industries Inc. approved income and return-on-equity objectives which will fund the incentive pool. The income goal will receive sixty percent (60%) weight and the return-on-equity goal will receive forty percent (40%) weight.


V.               Basis of the Incentive Award

                 The basis of each officer's and key executive's individual incentive award will be base salary as of December 31, 1994. The President has established a set percent of base salary for each officer's and key executive's target incentive award.

                 The maximum incentive award to any officer or key executive will be set at two (2) times that officer's or key executive's targeted award. There is no incentive payout for goal yield of less than seventy-five percent (75%). The President, at his discretion, may increase the incentive pool by an additional twenty percent (20%) to award outstanding/exceptional individual contributions to company performance. The President may also choose to award less than the full amount of the pool.

VI.              Review, Revision and Modification of the Goals

                 Under normal business conditions, the goals will not be altered or revised once established for the year. Unexpected and unforeseen developments during the course of the incentive award year may prompt re-examination of an officer's or key executive's established goals. It is the responsibility of each officer and key executive to note the conditions of change which would prompt such a review and take timely action. Such action would include review with the President for need of revision of an established goal as soon as possible after the detected change. The change(s) is subject to final approval of the President.

VII.             Payment of Award

                 The incentive award will be paid each officer and key executive in cash as soon as possible after the close of the fiscal year and after approval of the President's recommendations by the Personnel Committee of the Board of Directors.

                 To be eligible for full payment, the officer or key executive must have been in the employ of Terra Industries Inc. or one
                 (1) of its subsidiaries January 1 of the incentive plan year and must be actively employed by the corporation on the date the incentive award is paid.

VIII.            Special Provision

                 A newly elected officer or key executive will participate in the officer's and key executive's incentive program in proportion to the number of full months worked as an officer or key executive during the incentive program year.

                 An officer or key executive who retires, becomes permanently disabled or dies shall cease to participate in the officer's and key executive's incentive program as of the end of the month coincident with retirement, disability or death. The proportionate incentive award will be paid as soon as possible after the close of the fiscal year. While it is the intent of the company to make awards under this plan and to continue the plan from year to year, it reserves the right to amend or terminate the plan entirely at its discretion.